FOURTH ADDENDUM TO STANDARD ASSET PURCHASE
                              CONTRACT AND RECEIPT

         This is an Addendum to that certain Deposit Receipt and Contract for Sale and Purchase dated July 19, 2002 by and between Richard H. Weitz or his corporate assigns (hereinafter referred to as "Buyer") and Health Express USA, Inc. (hereinafter referred to as "Seller") regarding the property legally known as Healthy Bites Grill, 1538-A East Commercial Blvd., Ft. Lauderdale, Florida.

         The parties hereto agree as follows:

         Terms and Conditions. The terms and conditions of this Addendum shall prevail over any conflicting terms and conditions in the contract or any other prior Addenda thereto.

         1. Paragraph 6, INDEMNIFICATION RIGHT OF SET OFF shall be changed as follows, the sum of twelve thousand five hundred dollars ($12,500.00) from the Seller's closing proceeds shall be held in Buyer's attorney's trust account. Said sum shall be held for purposes of payment of any outstanding bills, sales taxes or any other liability that might be imposed upon Buyer by virtue of Seller's operation of the business prior to transfer of said business to Buyer. Upon receipt of any such bill or notice of liability, Buyer shall immediately notify Seller in writing. In the event that the Seller does not pay said liability within fifteen (15) days of receipt of notice of the liability, or in the event Seller does not provide Buyer with written notice that Seller disputes the liability within fifteen (15) days of notice of liability, then in that event, Buyer shall notify Seller and the funds held in escrow shall be used for payment of the liability. In the event Seller timely disputes the liability, Buyer shall be entitled to hold the amount in dispute in escrow until the disputed liability is resolved.

                  Further, Seller shall request and submit a Seller's application for Transferee Liability Certificate from the Florida Department of Revenue and obtain a Transferee Liability Certificate affirming that there is no sales tax liability for any period through closing. Until a clear Transferee Liability Certificate is provided to Buyer, Buyer shall retain the funds set forth herein in escrow. If a clear Transferee Liability Certificate is provided to Buyer within ninety (90) days from the date of closing, then Buyer shall release the funds held in escrow on the ninetieth (90th) day after closing so long as there have been no outstanding claims or liabilities of Seller made against Buyer. If a clear Transferee Liability Certificate is not provided to Buyer within ninety (90) days from the date of closing, then Buyer shall retain the funds set forth herein in escrow until the Transferee Liability Certificate is provided to Buyer.

         2. Paragraph 14, CONDITION OF EQUIPMENT, at the time of closing, all equipment, furniture, fittings, personal property and fixtures shall be in good working order. Buyer may conduct inspections of the equipment, furniture, fittings, personal

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property, fixtures and business premises within three (3) days after acceptance of this Addendum. In the event Buyer, for any reason, is not satisfied with the inspections, Buyer may cancel this contract and obtain a full refund of Buyer's deposit.

         3. Paragraph 29, BUSINESS TELEPHONE. Buyer shall obtain its own telephone number. Seller shall be responsible for all charges and costs associated with the current telephone number and Yellow Pages advertising and shall indemnify and hold the Buyer harmless from any liability thereto.

         4. Paragraph 31, LEASE OF THE PREMISES. The contract shall be subject to and contingent upon the assignment of the current lease between landlord and Seller to the Buyer. In the event consent to assignment by the landlord is not obtained by the time of closing, Buyer may cancel the contract and obtain a full refund of all deposits. Any assignment fee charged by the Seller's landlord shall be equally divided between the Buyer and the Seller.

         5. Paragraph 32, CLOSING AGENT. The parties agree that the Buyer's attorney shall be the Closing Agent. The Seller shall be responsible for one half of the cost of the following: Judgment and lien search, Documentary Stamps, taxes, recording, closing fee (not to exceed a total of one hundred dollars). Seller shall not be obligated to pay any of Buyer's attorney's fees. Buyer shall be solely responsible for payment of its own attorney's fees.

         6. The parties will agree to an allocation of the purchase price among the assets being sold within ten (10) days of the execution date of this Addendum. In the event the parties cannot agree on the allocation of purchase price, then either party may cancel the contract upon written notice within three (3) days after the ten (10) day period.

         7. Paragraph 31 of the contract providing for lease of the premises shall be amended to provide that Seller will personally guarantee a lease assignment if required by landlord for the initial lease term only which expires on January 31, 2004 and not for any option periods.

         8. Seller shall be required to produce a Certificate of Occupancy for the business premises.

         9 The parties acknowledge that the Seller in this transaction is Health Express USA, Inc. d/b/a Healthy Bites Grill.

         10. The parties agree that the closing of this transaction shall take place on or before September 23, 2002.

         11. Seller has two (2) leases with Micros Leasing for various items of computer equipment and a cash register system. The leases are held by Wells Fargo Financial Leasing, Inc. The buyout under Lease #41228557 is four thousand four hundred fifty six dollars and thirty three cents ($4,456.33) as of October 11, 2002. The

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buyout under Lease #41718507 is three thousand two hundred ninety seven dollars and seventy three cents ($3,297.73) as of October 4, 2002. Seller shall contribute two thousand dollars ($2,000.00) toward the buyout of the equipment at the time of closing. Buyer shall pay the balance to buyout the equipment at the time of closing. The funds shall be payable to Wells Fargo Financial Leasing, Inc. and paid at the time of closing. In the event of any overpayment on the buyout of the leases, Buyer shall be entitled to the refund from Wells Fargo in the amount of up to one monthly payment on each lease. Seller shall forward a check for overpayment received from Wells Fargo to Buyer within five
(5) days of receipt. Within five (5) days of receipt of a Bill of Sale or other evidence of ownership from Wells Fargo Financial Leasing, Seller shall issue and deliver a Bill of Sale for the equipment to Buyer.

         12. Seller agrees to give Buyer credit in the amount of thirteen thousand five hundred dollars ($13,500.00) toward the closing price at the time of closing for repairs and air conditioning per Buyer's inspection report.

         13. In the event of any inconsistencies in this Fourth Addendum to Deposit Receipt and Contract for Sale and Purchase and the Asset Purchase Agreement and the Addenda thereto, then the terms of this Fourth Addendum shall prevail.

         14. The provisions herein shall survive the closing of this transaction.

         15. Seller and Buyer agree that facsimile signatures shall be deemed acceptable as original signatures and binding on the respective parties.

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         In all other respects the Deposit Receipt and Contract for Sale and
Purchase dated July 19, 2002 and addenda thereto shall remain in full force and effect.

   SELLER:                             WITNESSES:

   Health Express USA, Inc.
   d/b/a Healthy Bites Grill



By:/s/ Douglas Baker                  /s/
   -----------------------            -------------------------
   Douglas Baker, CEO

   Date:   9/23/02
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   BUYER:

   /s/Richard Weitz                   /s/
   ----------------------             ----------------------------
   Richard H. Weitz

   Date: 9/23/02
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